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                                                                   Exhibit 8.1

                                             December 13, 1999


Pierce Leahy Corp.
631 Park Avenue
King of Prussia, PA  19406

          Re:   Merger of Iron Mountain Incorporated into Pierce Leahy Corp.
                ------------------------------------------------------------

Ladies and Gentlemen:

          We have acted as counsel to Pierce Leahy Corp., a Pennsylvania corporation ("Pierce Leahy"), in connection with the contemplated merger of Iron Mountain Incorporated, a Delaware corporation ("Iron Mountain"), with and into Pierce Leahy pursuant to an Agreement and Plan of Merger, dated as of October 20, 1999, by and between Iron Mountain and Pierce Leahy (the "Merger Agreement").

          In that connection, you have requested our opinion regarding the United States federal income tax treatment of the merger. In providing our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement on Form S-4 (File No. 333-91577) (the "Registration Statement") under the Securities Act of 1933 prepared with respect to the merger, including the joint proxy statement/prospectus which forms part of the Registration Statement, and such corporate records, certificates and other instruments, and have conducted such other investigations of fact and law, as we have deemed necessary or advisable for the purposes of rendering this opinion. In our examination of such documents, instruments and other papers, we have assumed the genuineness of all signatures on original and certified documents, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as conformed, photostatic or other copies. With respect to all questions of fact on which the opinions set forth below are based, we have assumed the accuracy and completeness of and have relied on the information set forth in the Registration Statement, the documents incorporated therein by reference, and the other documents and certificates that we have examined. We have not independently verified such information.

          In addition, we have assumed that the merger will be consummated in the manner contemplated by the joint proxy statement/prospectus and the Registration Statement and in accordance with the provisions of the Merger Agreement.

          Prior to the closing of the merger, Pierce Leahy expects to declare and pay a stock dividend on outstanding shares of Pierce Leahy common stock in an amount equal to one-tenth of a share of Pierce Leahy common stock for each share of Pierce Leahy common stock outstanding. As a result of the merger, the separate existence of Iron Mountain will cease, Pierce Leahy will continue as the surviving corporation of the merger, and Pierce Leahy will change its name to Iron Mountain Incorporated ("New Iron Mountain"). Each outstanding share of Iron Mountain common stock will be converted into one

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Pierce Leahy Corp.
December 10, 1999
Page 2
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share of New Iron Mountain's common stock. For federal income tax purposes, the merger is intended to qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986 (the "Code").

          We have also made certain assumptions and expressed certain conditions and qualifications in the section of the joint proxy statement/prospectus captioned "Material Federal Income Tax Consequences," all of which assumptions, conditions and qualifications are incorporated herein by reference. Based on and subject to all of the foregoing, and assuming the accuracy thereof, we are of the opinion that, for federal income tax purposes:

          1. The merger will qualify as a reorganization within the meaning of Section 368(b) of the Code;

          2. Pierce Leahy and Iron Mountain will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code; and

          3. Subject to the qualifications set forth therein, the statements in the joint proxy statement/prospectus under the heading "Material Federal Income Tax Consequences--Consequences to Pierce Leahy and its Shareholders," insofar as such statements purport to summarize certain federal income tax laws of the United States and legal conclusions with respect thereto, constitute a fair summary of the material U.S. federal income tax consequences of the merger.

No opinion is expressed concerning the consequences to any party of any matter other than those specifically addressed above, and in particular, we express no opinion with respect to the state or local tax treatment of the merger.

          The foregoing opinion is based on the Code as in effect on the date hereof and administrative and judicial interpretations of it. No assurance can be given that the Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect. This opinion is not intended to constitute the closing opinion required by
Section 6.3.(c) of the Merger Agreement, which closing opinion will be delivered at the closing of the merger and be based upon executed representations made by Pierce Leahy and Iron Mountain.

          This opinion is intended solely for the benefit and use of Pierce Leahy Corp., and it is not to be used, released, quoted, or relied upon by anyone else for any purpose (other than as required by law) without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm made therein under the caption "Material Federal Income Tax Consequences." In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

                                      Very truly yours,




                                      COZEN AND O'CONNOR